NAME OF REGISTRANT
Franklin Templeton Fund Allocator Series
File No. 811-07851

EXHIBIT ITEM No. 77Q (a): Exhibits

CERTIFICATE OF AMENDMENT
OF
BY-LAWS
OF
FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

(changing name from
"Franklin Templeton Fund Allocator Series" to
"Franklin Fund Allocator Series")


The undersigned Vice President of Franklin Templeton Fund Allocator Series, a Delaware statutory trust (the "Trust"), does hereby certify:

		1.	That a majority of the Board of Trustees of the Trust
(the "Board") approved the amendment to the Trust's Amended and Restated By-Laws dated May 21, 2007, as amended to date (the "By-Laws"), as set forth in the following resolution adopted and approved at a meeting of the Board duly held on December 6, 2012:

RESOLVED, that pursuant to the authority granted to the Board under
Article VIII, Section 2 of the By-Laws and Article IV, Section 3(c)
of the Amended and Restated Agreement and Declaration of Trust of the Trust, the By-Laws are hereby amended by deleting the name FRANKLIN TEMPLETON FUND ALLOCATOR SERIES from the heading of such By-Laws, and every other place where such name appears, and replacing such name with FRANKLIN FUND ALLOCATOR SERIES.
	2.	That pursuant to Article VIII, Section 2 of the By-Laws,
which governs amendments of the By-Laws, the above amendment to the By-Laws shall be effective as of June 30, 2014.
	IN WITNESS WHEREOF, the undersigned Vice President of the Trust certifies as to the above as of the ___ day of May, 2014.

/s/Steven J. Gray_____________________
Steven J. Gray
					Vice President